Exhibit (a)(5)(iv)

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Four Nuveen Closed-End Funds Announce Final Results of Tender Offers

CHICAGO, September 26, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced the final results of the tender offers conducted by each of the closed-end funds listed below.

Closed-End Funds

Nuveen Dividend Advantage Municipal Fund 3 (NYSE MKT: NZF)

Nuveen Dividend Advantage Municipal Income Fund (NYSE MKT: NVG)

Nuveen Municipal Advantage Fund, Inc. (NYSE: NMA)

Nuveen Quality Income Municipal Fund, Inc. (NYSE: NQU)

As previously announced, each fund conducted a tender offer for up to 10 percent of its outstanding common shares for cash at a price per share equal to 98 percent of the net asset value per share determined on the expiration date. Each fund’s tender offer, which expired at 5:00 p.m. Eastern time on Friday, September 19, 2014, was oversubscribed.

Since each fund’s tender offer was oversubscribed, each fund will purchase 10 percent of its respective outstanding common shares on a pro-rata basis based on the number of shares properly tendered (the pro-ration factor). The final results of the tender offers are provided in the table below.

NZF

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro-Ration Factor	Purchase Price (98% of NAV on Expiration Date)	Number of Outstanding Shares after Tender Offer
18,976,044	4,040,003	21.29%	$15.1952	36,360,025

NVG

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro-Ration Factor	Purchase Price (98% of NAV on Expiration Date)	Number of Outstanding Shares after Tender Offer
13,176,427	2,964,170	22.50%	$15.6304	26,677,530

NMA

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro-Ration Factor	Purchase Price (98% of NAV on Expiration Date)	Number of Outstanding Shares after Tender Offer
14,905,831	4,369,741	29.32%	$14.7936	39,327,667

NQU

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro-Ration Factor	Purchase Price (98% of NAV on Expiration Date)	Number of Outstanding Shares after Tender Offer
16,241,366	5,437,909	33.48%	$15.0392	48,941,182

Each fund will purchase the common shares that it has accepted for payment as promptly as practicable. Shareholders who have questions regarding the tender offers should contact their financial advisors or should call Georgeson, Inc., the funds’ information agent for the tender offer, at: (877) 278-9670 (NZF); (888) 661-5651 (NVG); (888) 680-1529 (NMA); or (800) 509-1312 (NQU).

In addition, as previously announced, each fund will partially redeem certain outstanding preferred shares, upon completion of the tender offers. The funds for redemption will be deposited in trust with the redemption and paying agent or tender and paying agent, as applicable, for the preferred shares. These deposits will be held for the benefit of preferred shareholders. Official notification of the redemption will be delivered to preferred shareholders through The Depository Trust Company (DTC).

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed $231 billion as of June 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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